Exhibit 10.2

BECTON, DICKINSON AND COMPANY

1996 DIRECTORS’ DEFERRAL PLAN

Amended and Restated as of November 25, 2014

ARTICLE I

Definitions

1.1	“Accrued Pension” means the U.S. dollar amount of the actuarially-determined present value of the accrued and unpaid past service pension benefits under the Directors’ Nonqualified Pension Arrangements of a Director acting as such at and as of June 30, 1996, as calculated by Kwasha Lipton as of the Termination Date, taking into account the Director’s age and years and months of past service and such other assumptions as shall be reasonable and uniformly applied to all Directors.

1.2	“Additional Deferral Election” means the election by a Participant under Section 3.6(b) to further defer the date payment otherwise would be made (or begin to be made) from a Participant’s Deferred Account.

1.3	“Annual Share Amount” means the number of shares of Common Stock (which is set as of the date hereof at 400 shares) that the Board, from time to time for years prior to January 1, 2005, may agree to credit to Deferred Stock Accounts as compensation to continuing Directors.

1.4	“Board” means the Board of Directors of the Company.

1.5	“Change-of-Form Election” means the election by a Participant under Section 3.6(a) to change the form of distribution from any of his or her Deferred Accounts.

1.6	“Code” means the Internal Revenue Code of 1986, as amended, or any successor statute.

1.7	“Committee” means the Committee on Directors of the Board, or such other committee as may be designated by the Board to be responsible for administering the Plan.

1.8	“Common Stock” means the common stock ($1.00 par value) of the Company, including any shares into which it may be split, subdivided or combined.

1.9	“Company” means Becton, Dickinson and Company, and any successor thereto.

1.10	“Conversion Election” means the election by a Participant under Section 3.5(a) to convert some or all of his or her Deferred Retainer Account balance, Deferred Fees Account balance and/or Deferred Dividends Account balance from a cash balance into a Deferred Stock Account balance.

1.11	“Deferral Election” means a Deferred Pension Election, Restricted Stock Election, Deferred Dividends Election, Deferred Retainer Election, Deferred Fees Election and/or a form-of-distribution election under Section 3.4(e).

1.12	“Deferred Account” means the Participant’s Deferred Pension Account, Deferred Dividends Account, Deferred Retainer Account, Deferred Fees Account, Deferred Cash Account and/or Deferred Stock Account.

1.13	“Deferred Cash Account” means the bookkeeping account established under Section 3.5(b) on behalf of a Participant, and includes any Interest Return credited thereto pursuant to Section 3.7(a).

1.14	“Deferred Dividends” means the amount of cash dividends on his or her Restricted Stock that a Participant has elected to defer until a later year pursuant to an election under Section 3.2 (c).

1.15	“Deferred Dividends Account” means the bookkeeping account established under Section 3.2(c) on behalf of a Participant, and includes any Interest Return credited thereto pursuant to Section 3.7(a).

1.16	“Deferred Dividends Election” means the election by a Participant under Section 3.2(c) to defer until a later year receipt of some or all of the dividends payable in the following year on his or her Restricted Stock.

1.17	“Deferred Fees” means the amount of a Participant’s fees (other than the Participant’s annual Board retainer fees) that such Participant has elected to defer until a later year pursuant to an election under Section 3.3(a).

1.18	“Deferred Fees Account” means the bookkeeping account established under Section 3.3 on behalf of a Participant, and includes any Interest Return credited thereto pursuant to Section 3.7(a).

1.19	“Deferred Fees Election” means the election by a Participant under Section 3.3 to defer until a later year receipt of some or all of his or her fees (other than annual Board retainer).

1.20	“Deferred Pension” means the amount of a Participant’s Accrued Pension that such Participant has elected to defer until a later year pursuant to an election under Section 3.1.

1.21	“Deferred Pension Account” means the bookkeeping Account established under Section 3.1 on behalf of a Participant, and includes any Interest Return credited thereto pursuant to Section 3.7(a).

1.22	“Deferred Pension Election” means the election by a Participant under Section 3.1 to defer until a later year receipt of some or all of his or her Accrued Pension.

1.23	“Deferred Retainer” means the amount of a Participant’s annual Board retainer fees that such Participant has elected to defer until a later year pursuant to an election under Section 3.3(a).

1.24	“Deferred Retainer Account” means the bookkeeping account established under Section 3.3 on behalf of a Participant, and includes any Interest Return credited thereto pursuant to Section 3.7(a).

1.25	“Deferred Retainer Election” means the election by a Participant under Section 3.3(a) to defer until a later year receipt of some or all of his or her annual Board retainer.

1.26	“Deferred Stock Account” means the bookkeeping account established under Sections 3.2, 3.4 and/or 3.5 on behalf of a Participant and includes, in addition to amounts stated in those Sections, all Dividend Reinvestment Returns credited thereto pursuant to Section 3.7(b).

1.27	“Deferred Stock Election” means the election by a Participant under Section 3.4(a) and/or (c) to have his or her Deferred Pension, Deferred Dividends, Deferred Retainer and/or Deferred Fees credited in the form of Common Stock to the Participant’s Deferred Stock Account.

1.28	“Director” means a member of the Board.

1.29	“Directors’ Nonqualified Pension Arrangements” means the unfunded pension benefits payable to Directors pursuant to resolutions of the Board dated November 24, 1981 and March 28, 1995.

1.30	“Directors’ Stock Trust” means the Becton, Dickinson and Company 1996 Directors’ Deferral Trust established as of November 15, 1996 between the Company and Wachovia Bank of North Carolina, N.A.

1.31	“Disability” means a Participant’s total disability as defined below and determined in a manner consistent with Code Section 409A and the regulations thereunder:

The Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

A Participant will be deemed to have suffered a Disability if determined to be totally disabled by the Social Security Administration. In addition, the Participant will be deemed to have suffered a Disability if determined to be disabled in accordance with a disability insurance program maintained by the Company, provided that the definition of disability applied under such disability insurance program complies with the requirements of Code Section 409A and the regulations thereunder.

1.32	“Dividend Reinvestment Return” means the amounts which are credited to each Participant’s Deferred Stock Account pursuant to Section 3.7(b) to reflect dividends declared and paid by the Company on its Common Stock.

1.33	“Effective Date” means the effective date of the Plan set forth in Section 5.4.

1.34	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute.

1.35	“Grandfathered Deferrals” means amounts deferred hereunder before January 1, 2005 (and the earnings credited thereon before, on or after January 1, 2005) for which (i) the Participant had a legally binding right as of December 31, 2004, to be paid the amount, and (ii) such right to the amount was earned and vested as of December 31, 2004 and was credited to any of the Participant’s accounts hereunder.

1.36	“Interest Return” means the amounts which are credited from time to time to each Participant’s Deferred Pension Account, Deferred Dividends Account, Deferred Retainer Account, Deferred Fees Account and/or Deferred Cash Account pursuant to Section 3.7(a).

1.37	“Investment Election” means the Participant’s election to have deferred amounts credited with hypothetical earnings credits (or losses) that track the investment performance of the Investment Options in accordance with Article III.

1.38	“Investment Options” means those hypothetical targeted investment options, other than Common Stock, designated by the Committee as measurements of the rate of return to be credited to (or charged against) amounts deferred to Participants’ accounts other than their Deferred Stock Accounts.

1.39	“Participant” means an individual who is eligible to participate in this Plan in accordance with Article II.

1.40	“Payment Date” means the last day of January, April, July or October of each calendar year on which the Directors are paid their compensation for the immediately preceding three (3) month period.

1.41	“Plan” means the Becton, Dickinson and Company 1996 Directors’ Deferral Plan as from time to time in effect.

1.42	“Restricted Stock” means the shares of Common Stock issued to a Director, and bearing restrictions, pursuant to the Company’s 1994 Restricted Stock Plan for Non-Employee Directors.

1.43	“Restricted Stock Election” means the election by a Participant under Section 3.2(a) to surrender some or all of his or her shares of Restricted Stock to the Company and to have an equal number of shares of Common Stock credited to the Participant’s Deferred Stock Account.

1.44	“Separation from Service” means a termination or other separation from service with the Board determined in a manner consistent with Code Section 409A and the regulations thereunder.

1.45	“Shareholders’ Meeting” means the regular annual meeting of the shareholders of the Company.

1.46	“Termination Date” means December 1, 1996, the date as of which the Directors’ Nonqualified Pension Arrangements will have been effectively terminated.

ARTICLE II

Participation

2.1	Participation

(a)	Participation in the Plan shall be limited to an individual who, as at the Effective Date of the Plan and/or any subsequent first day of any calendar quarter, is a Director.

(b)	The Committee may, consistent with Company policy:

(i)	designate as ineligible particular individuals or groups of individuals who otherwise would be eligible under Section 2.1(a); or

(ii)	designate as eligible particular individuals or groups of individuals who otherwise would be ineligible under Section 2.1(a).

ARTICLE III

Deferral Elections, Accounts and Distributions

3.1	Deferred Pension Election

(a)	Any Participant, who has an Accrued Pension as of the Termination Date, may make a single one-time election, on or before December 5, 1996 in writing and on a form to be furnished by the Committee, to convert 25%, 50%, 75% or 100% of his or her Accrued Pension into a Deferred Pension Account under the Plan. Upon making a Deferred Pension Election, a new Deferred Pension Account will be established in the Participant’s name and will be credited, on or about December 20, 1996, with the amount of his or her Accrued Pension so converted. For purposes of clarification, all amounts credited to a Deferred Pension Account are Grandfathered Deferrals.

(b)	Once made, a Deferred Pension Election cannot be changed or revoked except as provided herein.

(c)	A Deferred Pension Election shall defer the starting date for the payment of the designated amount of the Participant’s Accrued Pension, and any Interest Return credited thereon pursuant to Section 3.7, until the earliest of the Participant’s Separation from Service, Disability, or death.

(d)	In the event of any such Deferred Pension Election, the form of payment of any distribution (i.e., in a lump sum or in five or in ten annual installments) and the starting date of such distribution (i.e., as soon as practicable following the event triggering the distribution or January 31st of the calendar year immediately following such event) shall be elected at the same time. In the event that any distribution is elected to be paid in five or ten annual installments, the Participant also may elect, at the time of the Deferred Pension Election, to have the form of distribution, automatically and without further action on his or her part, converted to a lump sum payment in accordance with Section 3.8(b) in the event of such Participant’s death or Disability occurring prior to the expiration of the complete period of deferral. Except as herein provided, such form-of-payment election shall not be changed or revoked.

3.2	Restricted Stock Elections and Deferred Dividends Elections – (Grandfathered)

(a)

Any Participant, who owns Restricted Stock as of the Effective Date, may make a single one-time election, on or before December 5, 1996 and on a form to be furnished by the Committee, to surrender to the Company 25%,

50%, 75% or 100% of his or her shares of Restricted Stock. Upon making such Restricted Stock Election, a new Deferred Stock Account will be established in the Participant’s name to which will be credited, on or about December 20, 1996, a number of shares of Common Stock equal to the number so surrendered. For purposes of clarification, any amounts credited to a Participant’s Deferred Stock Account on account of the one-time election described above shall constitute Grandfathered Deferrals.

(b)	A Participant who makes a Restricted Stock Election will defer the receipt of any balance in the Participant’s Deferred Stock Account, including any Dividend Reinvestment Return credited thereto pursuant to Section 3.7(b), until the earliest of the Participant’s (i) Disability, (ii) death and (iii) the latest of (1) the date on which such shares of Restricted Stock otherwise would have vested, (2) January 2, 1998, and (3) the date of Separation from Service.

(c)	A Participant who makes a Deferred Dividends Election may defer the payment of any Deferred Dividends, and any Interest Return credited thereon pursuant to Section 3.7(a), until (i) the earliest of the Participant’s Separation from Service, Disability or death or (ii) a fixed date which is no earlier than three full calendar years after the calendar year during which the Deferred Dividends otherwise were payable and no later than ten years after the date specified in (i), provided, however, that all distributions under Section 3.8(b) must be paid in full no later than ten years after the earliest of the Participant’s Separation from Service, Disability or death.

(d)	Once made, neither a Restricted Stock Election nor a Deferred Dividends Election can be changed or revoked except as provided herein.

(e)	In the event of any such Restricted Stock Election or Deferred Dividends Election, the form of payment of any distribution (i.e., in a lump sum or in five or in ten annual installments) and the starting date of such distribution (i.e., as soon as practicable following the event causing the distribution or January 31st of the calendar year immediately following such event) shall be elected at the same time as the initial deferral election. In the event that any distribution is elected to be paid in five or ten annual installments, the Participant also may elect, at the time of the Restricted Stock Election or Deferred Dividends Election, to have the form of distribution, automatically and without further action on his or her part, converted to a lump sum payment in accordance with Section 3.8(b) in the event of such Participant’s death or Disability occurring prior to the expiration of the complete period of deferral. Except as herein provided, such form-of-payment election shall not be changed or revoked.

3.3	Deferred Retainer Elections and Deferred Fees Elections

(a)	With respect to an individual who is eligible to participate in this Plan in accordance with Section 2.1, elections of Deferred Retainer and/or Deferred Fees shall be made in writing on forms to be furnished by the Committee. A Deferred Retainer Election and/or a Deferred Fees Election shall apply only to the Director’s annual retainer or fees, as the case may be, for the particular calendar year specified in the election. A Participant may elect to defer from 1% of his or her annual retainer to 100% of that retainer (in increments of 1%) and/or from 1% to 100% of his or her other fees (in increments of 1%). For purposes of clarification, the portion of the amounts credited to a Participant’s Deferred Fees Account or Deferred Retainer Account on account of the elections described above that was earned and vested prior to January 1, 2005 shall constitute Grandfathered Deferrals, and all other amounts so credited shall constitute amounts in excess of Grandfathered Deferrals that are subject to Code Section 409A. Amounts that constitute Grandfathered Deferrals shall be governed by the terms of the Plan in effect as of October 3, 2004.

(b)	A Deferred Retainer Election and/or Deferred Fees Election with respect to payments for a particular calendar year under this Plan (i) must be made during the time period specified by the Committee, but in no event later than the December 31 immediately preceding that calendar year and (ii) once made, cannot be changed or revoked after the final deadline established by the Committee for making the election. Notwithstanding the prior sentence, in the case of a newly-elected Director who first becomes eligible to participate in the Plan during the calendar year (and is not otherwise eligible for participation in a non-qualified deferred compensation plan required to be aggregated with this Plan under Code Section 409A), the initial Deferred Retainer Election and/or Deferred Fees Election may be made within thirty (30) days following the date the Director is otherwise eligible to participate in the Plan, and shall be effective only with respect to amounts earned after the date of the Deferred Retainer Election and/or Deferred Fees Election. All such Deferred Retainer amounts shall be credited to the Participant’s Deferred Retainer Account (or, if none, to a new such account established in the Participant’s name) and all such Deferred Fees shall be credited to the Participant’s Deferred Fees Account (or, if none, to a new such account established in the Participant’s name) as of each quarterly Payment Date.

(c)

A Participant who makes a Deferred Retainer Election or a Deferred Fees Election may defer the payment of any retainer and/or fees, and any Interest Return credited thereon pursuant to Section 3.7(a), until (i) the Participant’s Separation from Service for any reason or (ii) a fixed date which is no earlier than three full calendar years after the calendar year during which the Deferred Retainer or Deferred Fees otherwise were payable and no later than ten years after the earliest date specified in (i), provided, however, that all distributions under Section 3.8(b) must be paid in full no later than ten years after the Participant’s Separation from Service for any reason.

(d)	In the event of any such Deferred Retainer Election or Deferred Fees Election, the form of payment of any distribution (i.e., in a lump sum or in five or ten annual installments) and the starting date of such distribution (i.e., as soon as practicable following the event causing the distribution or January 31st of the calendar year immediately following such event) shall be elected at the same time. In the event that any distribution is elected to be paid in five or ten annual installments, the Participant also may elect, at the time of the Deferred Retainer Election and/or Deferred Fees Election, to have the form of distribution, automatically and without any further action on his or her part, converted to a lump sum payment in accordance with Section 3.8(b) in the event of such Participant’s death or Disability occurring prior to the expiration of the complete period of deferral. Except as herein provided, such form-of-payment election shall not be changed or revoked.

(e)	Notwithstanding the foregoing, distributions of Grandfathered Deferrals shall continue to be made in accordance with Participant elections made under the Plan in effect as of December 31, 2004.

3.4	Deferred Stock Elections

(a)	The portion of the amounts credited to a Participant’s Deferred Stock Account on account of any election made pursuant to this Section 3.4 that was earned and vested prior to January 1, 2005 shall constitute Grandfathered Deferrals, and all other amounts so credited shall constitute amounts in excess of Grandfathered Deferrals that are subject to Code Section 409A. Amounts that constitute Grandfathered Deferrals shall be governed by the terms of the Plan in effect as of December 31, 2004.

(b)	Instead of being credited to the Participant’s Deferred Pension Account, each Participant who makes a Deferred Pension Election also may elect to have 25%, 50%, 75% or 100% of the amount otherwise creditable to his or her Deferred Pension Account instead credited in the form of Common Stock to a new Deferred Stock Account established in the Participant’s name.

(c)	When a Deferred Stock Election is made in connection with a Deferred Pension Election, the Participant’s Deferred Stock Account will be credited on or about December 20, 1996, with the number of shares of Common Stock (rounded to the nearest one-one hundredth of a share) determined by dividing the amount of the Participant’s Accrued Pension with respect to which the Deferred Stock Election applies, by the average price paid by the Trustee of the Directors’ Stock Trust for shares of Common Stock with respect to such date or, if the Trustee shall not purchase shares of Common Stock equal to the number of shares of Common Stock creditable to all Participants’ Deferred Stock Accounts on such date, then, to the extent of such shortfall, such price shall be the price for shares of Common Stock, determined by the Committee, as of the day such deferred amounts are credited to the Participant’s Deferred Stock Account. At the same time, the Participant’s Deferred Pension Account will be debited by the amount so credited to the Participant’s new Deferred Stock Account.

(d)	Instead of being credited to the Participant’s Deferred Dividends Account, Deferred Retainer Account or Deferred Fees Account, each Participant also may elect to have up to 100% (in increments of 1%) of his or her Deferred Dividends, Deferred Retainer and/or Deferred Fees credited in the form of Common Stock to the Participant’s Deferred Stock Account. Except as provided in Section 3.5, an election to have Deferred Dividends, Deferred Retainer or Deferred Fees credited to the Participant’s Deferred Stock Account must be made concurrently with the Deferred Dividends Election, Deferred Retainer Election or Deferred Fees Election, as the case may be.

(e)	A Participant’s Deferred Stock Account will be credited:

i)	regularly, as of each date on which dividends are paid on the Common Stock, with the number of shares of Common Stock determined by dividing the portion of the Participant’s Deferred Dividends for such dividend payment date subject to the Deferred Stock Election by the price for shares of Common Stock, determined by the Committee, as of the day such deferred amounts are credited to the Participant’s Deferred Stock Account;

ii)	quarterly, as of each Payment Date, with the number of shares of Common Stock determined by dividing the portion of the Participant’s Deferred Retainer and/or Deferred Fees accumulated during the preceding fiscal quarter and which are subject to the Deferred Stock Election by the price for shares of Common Stock, determined by the Committee, as of the day such deferred amounts are credited to the Participant’s Deferred Stock Account; and

iii)	for years prior to January 1, 2005, annually, as of the day after the Shareholders’ Meeting with the Annual Share Amount, if, after such meeting the Participant was elected or continued to serve as a Director of the Company.

(f)	The following shall apply with respect to the portion of the balance in the Participant’s Deferred Accounts attributable to Annual Share Amounts that constitutes Grandfathered Deferrals:

i)	For years prior to January 1, 2005, each Participant who has a Deferred Stock Account shall receive distributions from such Account attributable to his or her Annual Share Amounts, and any Dividend Reinvestment Return credited thereon pursuant to Section 3.7(b), upon the earliest of the Participant’s Separation from Service, Disability or death. Such Participant, within thirty (30) days after his or her Deferred Stock Account is credited with an Annual Share Amount, shall elect the form of payment of any such distribution (i.e., in a lump sum or in five or in ten approximately equal annual installments) and the starting date of such distribution (i.e. as soon as practicable following the event triggering the distribution or January 31st of the calendar year immediately following such event).

In the event that any distribution is elected to be paid in five or ten approximately equal annual installments, the Participant also may elect, at the time of the initial form-of-distribution election, to have the form of distribution, automatically and without further action on his or her part, converted to a lump sum payment in accordance with Section 3.8(b) in the event of such Participant’s death or Disability occurring prior to the expiration of the complete period of deferral. Except as herein provided, such form-of-distribution election shall not be changed or revoked.

(g)

In the event of any merger, consolidation, reorganization, recapitalization, stock dividend (including without limitation, stock dividends consisting of securities other than the shares of Common Stock), distribution (other than regular cash dividends), stock split, reverse stock split, separation, spin-off, split-off or other distribution of stock or property of the Company, or other change in the corporate structure or capitalization, there shall be appropriate adjustment made by the Board in the number and kind of shares (rounded to the nearest one-one hundredth of a share) or other property that shall be credited in the aggregate and to individual Participants’ Deferred Stock Accounts under the Plan, so that the Participants’ Deferred Stock Accounts reflect the same equity percentage interest in the Company after the transaction as was the case before such transaction, and so that each share of Common Stock credited to a Participant’s Deferred Stock Account before a transaction accrues the same benefits after the transaction as does each share of Common Stock outstanding before such transaction

(h)	If at least a majority of the Company’s stock is sold or exchanged by its Shareholders pursuant to an integrated plan for cash or property (including Stock of another corporation) or if substantially all of the assets of the Company are disposed of and, as a consequence thereof, cash or property is distributed to the Company’s shareholders, each Participant’s Deferred Stock Account will, to the extent not already so credited under Section 3.7(b), be (i) credited with the amount of cash or property receivable by a Company shareholder directly holding the same number of shares of Common Stock as is credited to such Participant’s Deferred Stock Account and (ii) debited by that number of shares of Common Stock surrendered by such equivalent Company shareholder.

(i)	Each Participant who has a Deferred Stock Account also shall be entitled to provide directions to the Committee to cause the Committee to similarly direct the Trustee of the Trust to vote, on any matter presented for a vote to the shareholders of the Company, that number of shares of Common Stock held by the Trust equivalent to the number of shares of Common Stock credited to the Participant’s Deferred Stock Account. The Committee shall arrange for distribution to all Participants in a timely manner of all communications directed generally to the shareholders of the Company as to which their votes are solicited.

(j)	Pursuant to the Policy Statement on Insider Trading and Securities Transactions, as the same may be amended (the “Policy”), there are time periods (each, a “blackout period”) during which time Participants may not effect transactions, directly or indirectly, in Company equity securities. Under the Policy, the Company’s corporate secretary may also impose additional blackout periods with respect to some or all Participants. Participants whose ability to effect transactions is prohibited during such blackout periods also will be prohibited during such periods from making any Conversion Election, Deferred Stock Election or Investment Election that increases or decreases the amount credited to the Participant’s Deferred Stock Account. The Committee, at the direction of the Company’s corporate secretary, shall adopt and implement procedures to ensure that the provisions of this subsection are carried out.

3.5	Conversion Elections

(a)	Any individual who has a Deferred Dividends Account, Deferred Fees Account, Deferred Retainer Account and/or a Deferred Cash Account may make an additional election to convert any whole percentage of the Participant’s deferred account balance as of the date of such election from a cash balance into a Common Stock balance which would be credited to his or her Deferred Stock Account (or, if none, to a new such account established in the Participant’s name).

(b)	When a Conversion Election is made, the Participant’s Deferred Stock Account will be credited, as soon as administratively practicable following the effective date of the election, with the number of shares of Common Stock (rounded to the nearest one-one hundredth of a share) determined by dividing the portion of the balance in the Participant’s Deferred Dividends Account, Deferred Retainer Account, Deferred Fees Account, and/or Deferred Cash Account subject to the Conversion Election by the price for shares of Common Stock, determined by the Committee, as of the day such deferred amounts are credited to the Participant’s Deferred Stock Account. At the same time, the Participant’s Deferred Dividends Account, Deferred Retainer Account, Deferred Fees Account and/or Deferred Cash Account, as the case may be, will be debited by an amount equal to the amount so credited to the Participant’s Deferred Stock Account. Once amounts are credited to a Participant’s Deferred Stock Account such amounts may not be transferred or otherwise converted out of the Deferred Stock Account.

(c)	In no event shall any Conversion Election under this Section 3.5 change the time or form of payment of any deferred amounts.

3.6	Change-of-Form Elections and Additional Deferral Elections

(a)	Change-of-Form Elections

Any Participant, who has made a Deferral Election, may make an additional election to change the form of distribution of the balance in any of his or her Deferred Accounts to one of the three acceptable forms of distributions under Section 3.8(b). Notwithstanding the foregoing, all distributions of Grandfathered Deferrals under Section 3.8(b) must be paid in full no later than ten years after the earliest of the Participant’s Separation from Service for any reason, Disability or death. Only one Change-of-Form Election may be made by any Participant with respect to the balance in any Deferred Account attributable to any individual Deferred Election during any three (3) calendar years; provided, however, that no such Change-in-Form Election will be effective with respect to any balance in any Participant’s Deferred Account, unless made in connection with the establishment of the Deferred Account, until such balance has been in such Deferred Account for at least two (2) calendar years. Notwithstanding the foregoing, any Change-of-Form Election made with respect to any deferred amounts in excess of Grandfathered Deferrals shall not be effective unless the following requirements are met:

i)	the Change-of-Form Election will not take effect until at least twelve months after the date on which the election is made and will not be recognized with respect to payments that would otherwise have commenced during such twelve-month period;

ii)	except for payments made on account of a Participant’s death or unforeseen emergency under Section 3.8(c), the first payment with respect to which such election is made shall be deferred for a period of not less than five years from the date such payment would otherwise have been made;

iii)	any Change-of-Form Election related to payments that would otherwise have commenced as of a specified time, as opposed to the Participant’s Separation from Service, may not be made less than twelve months prior to the date on which such payments would otherwise have commenced; and

iv)	all distributions under Section 3.8(b) must be paid in full no later than ten years after the Participant’s Separation from Service for any reason.

In all events, no election under this Section 3.6(a) shall be valid unless the election meets the requirements of subsection 3.6(a)(iv), even if such election complies with subsections 3.6(a)(i) through 3.6(a)(iii).

(b)	Additional Deferral Elections (Change-of-Time)

Any Participant who has made a Restricted Stock Election, Deferred Dividends Election, Deferred Retainer Election or Deferred Fees Election may make an additional election to further postpone the initial starting date for distributions of the balance in his or her Deferred Dividends Account, Deferred Retainer Account, Deferred Fees Account or Deferred Stock Account (to the extent attributable to a Deferred Stock Election or

Conversion Election with respect to a Restricted Stock Election, Deferred Dividends Election, Deferred Retainer Election and/or Deferred Fees Election) to a date no earlier than three full calendar years thereafter and no later than the latest date that would have been permitted under Sections 3.2(d) or 3.3(c), as the case may be, for the initial Deferral Election; provided, however, that only one such Additional Deferral Election may be made with respect to the balance in any Deferred Account attributable to any individual Deferral Election. Notwithstanding the foregoing, all distributions of Grandfathered Deferrals under Section 3.8(b) must be paid in full no later than ten years after the earliest of the Participant’s Separation from Service for any reason, Disability or death. In addition, any election made under this Section 3.6(b) with respect to any deferred amounts in excess of Grandfathered Deferrals shall not be effective unless the following requirements are met:

i)	the election will not take effect until at least twelve months after the date on which the election is made and will not be recognized with respect to payments that would otherwise have commenced during such twelve-month period;

ii)	except for payments made on account of a Participant’s death or unforeseen emergency under Section 3.8(c), the first payment with respect to which such election is made shall be deferred for a period of not less than five years from the date such payment would otherwise have been made;

iii)	any election related to payments that would otherwise have commenced as of a specified time, as opposed to the Participant’s Separation from Service, may not be made less than twelve months prior to the date on which such payments would otherwise have commenced; and

iv)	all distributions under Section 3.8(b) must be paid in full no later than ten years after the Participant’s Separation from Service for any reason.

In all events, no election under this Section 3.6(b) shall be valid unless the election meets the requirements of subsection 3.6(b)(iv), even if such election complies with subsections 3.6(b)(i) through 3.6(b)(iii).

3.7	Investment Return on Deferred Accounts

(a)	If a Participant does not make an Investment Election as provided below, the Committee shall credit the balance of each Participant’s Deferred Pension Account, Deferred Dividends Account, Deferred Retainer Account, Deferred Fees Account and Deferred Cash Account during the calendar year with an Interest Return equal to interest thereon. Such balances shall include all Interest Returns previously credited to the account. The Interest Return to be credited for each calendar year shall be calculated by multiplying the average daily balance in each such Deferred Account by the Moody’s Seasoned Aaa Corporate Bond Rate in effect on the first business day of September of the previous calendar year, as published in the weekly Federal Reserve Statistical Release (Publication H.15). Notwithstanding the foregoing, at the time the Participant makes a Deferral Election other than a Restricted Stock Election or a form of distribution election, the Participant may make an Investment Election and select Investment Options with respect to the amounts credited to those accounts. If a Participant makes an Investment Election, additional hypothetical bookkeeping amounts shall be credited to (or deducted from) the Participant’s Deferred Pension Account, Deferred Dividends Account, Deferred Retainer Account, Deferred Fees Account or Deferred Cash Account to reflect the earnings (or losses) that would have been experienced had the deferred amounts been invested in the Investment Options selected by the Participant as targeted rates of return, net of all fees and expenses otherwise associated with the Investment Options. The Committee may add or delete Investment Options, on a prospective basis, by notifying all Participants whose accounts are hypothetically invested in such Investment Options, in advance, and soliciting elections to transfer deferred amounts so that they track investments in other Investment Options then available. Investment Elections will continue in effect until changed by the Participant. A Participant may change a prior Investment Election on a daily basis and in such manner as approved by the Committee.

(b)	Each time the Company declares a dividend on its Common Stock, each Participant’s Deferred Stock Account will be credited with a Dividend Reinvestment Return equal to that number of shares of Common Stock determined by dividing (i) the amount that would have been paid (or the fair market value thereof, if the dividend is not paid in cash) to the Participant on the total number of shares of Common Stock credited to the Participant’s Deferred Stock Account had that number of shares of Common Stock been held by such Participant by (ii) the price for shares of Common Stock, determined by the Committee, as of the day such deferred amounts are credited to the Participant’s Deferred Stock Account.

(c)	Within 60 days following the end of each calendar year, the Committee shall furnish each Participant with a statement of account which shall set forth the balance in each of the individual’s Deferred Accounts as of the end of such calendar year, inclusive of cumulative Interest Return and/or Dividend Reinvestment Return.

3.8	Distributions

(a)	Upon occurrence of an event specified in the Participant’s Deferral Election, as modified by any Change-of-Form Election, the amount of a Participant’s Deferred Pension Account, Deferred Dividends Account, Deferred Retainer Account, Deferred Fees Account and/or Deferred Cash Account shall be paid in cash and the amount of a Participant’s Deferred Stock Account shall, except as otherwise provided in Section 3.4(g) or 3.9 or to the extent the Company is otherwise, in the reasonable judgment of the Committee, precluded from doing so, be paid in shares of Common Stock (with any fractional share interest therein paid in cash to the extent of the then fair market value thereof), in each case to the Participant or his or her beneficiary, as applicable. Such payment(s) shall be from the general assets of the Company (including the Directors’ Stock Trust) in accordance with this Section 3.8.

(b)	Unless other arrangements are specified by the Committee (in accordance with Code Section 409A with respect to amounts in excess of Grandfathered Deferrals), deferred amounts shall be paid in the form of (i) a lump sum payment, (ii) in five annual installments or (iii) in ten annual installments, as elected by the Participant at the time of his or her Deferral Election and as modified by any applicable subsequent Change-of-Form Election; provided, however, that payments attributable to Grandfathered Deferrals shall be made only in a single lump sum if payment commences due to Separation from Service as a result of termination for cause. Such payments shall be made (or begin to be made) as soon as practicable following the occurrence of the event making payment necessary or, if later, by the fifteenth day of the third calendar month following the date such event occurs, as determined solely by the Committee. Alternatively, the Participant may elect in the Deferral Election to receive payment on the January 31st of the calendar year immediately following such event.

(c)	In case of an unforeseeable emergency, a Participant may make a request to the Committee, on a form to be provided by the Committee, that payment be made earlier than the date to which it was deferred; provided, however, that no such acceleration of the distribution date(s) shall apply to that portion of the balance(s) in the Participant’s Deferred Accounts either attributable to Annual Share Amounts, and any Dividend Reinvestment Return credited thereon pursuant to Section 3.7(b), or to a Deferred Pension Election, and any Interest Return or Dividend Reinvestment Return credited thereon pursuant to Section 3.7. The rules set forth in this Section 3.8(c) govern distributions of amounts in excess of Grandfathered Deferrals in the case of an unforeseeable emergency. Distributions of Grandfathered Deferrals in the case of an unforeseeable emergency shall be governed by terms of the Plan in effect as of October 3, 2004.

For purposes of this Section 3.8(c), in connection with any distribution date acceleration on account of an unforeseeable emergency, an “unforeseeable emergency” shall be limited to a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, the Participant’s beneficiary, or of a Participant’s dependent (as defined in Code Section 152, without regard to Code Sections 152(b)(1), (b)(2), and (d)(1)(B)), loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, not as a result of a natural disaster); or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. Examples of events that may constitute an unforeseeable emergency include the imminent foreclosure of or eviction from the Participant’s primary residence; the need to pay for medical expenses, including non-refundable deductibles, as well as for the costs of prescription drug medication; and the need to pay for the funeral expenses of the Participant’s spouse, the Participant’s beneficiary, or the Participant’s dependent (as defined in Code Section 152, without regard to Code Sections 152(b)(1), (b)(2), and (d)(1)(B)). Whether a Participant is faced with an unforeseeable emergency will be determined based on the relevant facts and circumstances of each case, but, in any case, a distribution on account of an unforeseeable emergency may not be made to the extent that such emergency is or may be relieved: (i) through reimbursement or compensation by available insurance or otherwise, (ii) by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not itself cause severe financial hardship or (iii) by cessation of deferrals under the Plan.

The amount available for distribution on account of an unforeseeable emergency shall be limited to the amount reasonably necessary to satisfy the emergency need (which may include amounts necessary to pay any federal, state, local, or foreign income taxes or penalties reasonably anticipated to result from the distribution), and shall be determined in accordance with Code Section 409A and the regulations thereunder.

The Committee shall consider any requests for payment under this Section 3.8(c) in accordance with the standards of interpretation described in Code Section 409A and the regulations and other guidance thereunder.

(d)	The Company shall deduct from all payments under the Plan federal, State and local income and employment taxes, as required by applicable law. No Participant or beneficiary shall be entitled to receive any distribution of shares of Common Stock credited to a Participant’s Deferred Stock Account until the Company has received full payment of such withholding obligations in cash.

3.9	General Provisions

(a)	The Company shall make no provision for the funding of any Deferred Accounts payable hereunder that (i) would cause the Plan to be a funded plan for purposes of section 404(a)(5) of the Code or (ii) would cause the Plan to be other than an “unfunded and unsecured promise to pay money or other property in the future” under Treasury Regulations § 1.83-3(e); and, except to the extent specified in the Directors’ Stock Trust following a “change of control” (as defined in the Directors’ Stock Trust) of the Company, the Company shall have no obligation to make any arrangement for the accumulation of funds to pay any amounts under this Plan. Subject to the restrictions of the preceding sentence and in Section 3.9(c), the Company, in its sole discretion, may establish one or more grantor trusts described in Treasury Regulations § 1.677(a)-1(d) to accumulate funds and/or shares of Common Stock to pay amounts under this Plan, provided that the assets of such trust(s) shall be required to be used to satisfy the claims of the Company’s general creditors in the event of the Company’s bankruptcy or insolvency.

(b)	In the event that the Company shall decide to establish an advance accrual reserve on its books against the future expense of payments from any Deferred Account, such reserve shall not under any circumstances be deemed to be an asset of this Plan but, at all times, shall remain a part of the general assets of the Company, subject to claims of the Company’s creditors.

(c)	A person entitled to any amount under this Plan shall be a general unsecured creditor of the Company with respect to such amount.

Furthermore, a person entitled to a payment or distribution with respect to a Deferred Account, shall have a claim upon the Company only to the extent of the balance(s) in his or her Deferred Accounts.

(d)	The Participant’s beneficiary under this Plan with respect to the balance(s) in his or her Deferred Accounts shall be the person designated to receive benefits on account of the Participant’s death on a form provided by the Committee.

(e)	All commissions, fees and expenses that may be incurred in operating the Plan and any related trust(s) established in accordance with Section 3.9(a) (including the Directors’ Stock Trust) will be paid by the Company.

(f)	Notwithstanding any other provision of this Plan, subject to the restrictions under this Plan with respect to amounts in excess of Grandfathered Deferrals, and further subject to the requirements of Code Section 409A and the regulations and other guidance issued thereunder: (i) elections under this Plan may only be made by Participants while they are directors of the Company; (ii) no Conversion Election, Change-of-Form Election or Additional Deferral Election shall be effective if made within six (6) months prior to the date of the Participant’s Separation from Service on the Board; (iii) no Change-of-Form Election or Additional Deferral Election shall be effective with respect to any balance in any Deferred Account that is scheduled to be paid (or to begin to be paid) within six (6) months after the date of such election; (iv) distributions of Grandfathered Deferrals otherwise payable to a Participant in the form of Common Stock shall be delayed and/or instead paid in cash in an amount equal to the fair market value thereof if such payment in Common Stock would violate any federal or state securities laws (including Section 16(b) of the Securities Exchange Act of 1934, as amended) and/or rules and regulations promulgated thereunder; and (v) distributions of amounts in excess of Grandfathered Deferrals otherwise payable to a Participant in the form of Common Stock shall be delayed until the earliest date at which the Company reasonably anticipates that the making of the payment will not cause a violation of federal or state securities laws if the payment in Common Stock would violate any federal or state securities laws (including Section 16(b) of the Securities Exchange Act of 1934, as amended) and/or rules and regulations promulgated thereunder.

3.10	Non-Assignability

Participants, their legal representatives and their beneficiaries shall have no right to anticipate, alienate, sell, assign, transfer, pledge or encumber their interests in the Plan, nor shall such interests be subject to attachment, garnishment, levy or execution by or on behalf of creditors of the Participants or of their beneficiaries.

ARTICLE IV

Administration

4.1	Plan Administrator

Subject to the express provisions of the Plan, the Committee shall have the exclusive right to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it and to make all other determinations necessary or advisable for the administration of the Plan. The decisions, actions and records of the Committee shall be conclusive and binding upon the Company and all persons having or claiming to have any right or interest in or under the Plan.

The Committee may delegate to such officers, employees or departments of the Company such authority, duties, and responsibilities of the Committee as it, in its sole discretion, considers necessary or appropriate for the proper and efficient operation of the Plan, including, without limitation, (i) interpretation of the Plan, (ii) approval and payment of claims, and (iii) establishment of procedures for administration of the Plan.

4.2	Plan to Comply with Code Section 409A

Notwithstanding any provision to the contrary in this Plan, each provision in this Plan shall be interpreted to permit the deferral of compensation in accordance with Code Section 409A and any provision that would conflict with such requirements shall not be valid or enforceable. In addition, prior to January 1, 2009, in accordance with procedures established by the Committee, Participants may make a transition election under Code Section 409A and the guidance issued thereunder with respect to the distribution of all deferred amounts under this Plan in excess of Grandfathered Deferrals, which election shall override the foregoing Plan provisions with respect to the payment of deferred amounts under this Plan.

ARTICLE V

Amendment, Termination and Effective Date

5.1	Amendment of the Plan

Subject to the provisions of Section 5.3, the Plan may be wholly or partially amended or otherwise modified at any time by written action of the Board of Directors; provided, however, that in no event shall any amendment or modification be made in a manner that is inconsistent with the requirements under Code Section 409A, nor shall any amendment or modification be effective which involves an unintentional material modification (within the meaning of Code Section 409A and any guidance thereunder) with respect to Grandfathered Deferrals.

5.2	Termination of the Plan

Subject to the provisions of Section 5.3, the Plan may be terminated at any time by written action of the Board of Directors; provided, however, that in no event shall any termination be made in a manner that is inconsistent with the requirements under Code Section 409A.

5.3	No Impairment of Benefits

Notwithstanding the provisions of Sections 5.1 and 5.2, no amendment to or termination of the Plan shall impair any rights to benefits which have accrued hereunder.

5.4	Effective Date

The Plan is effective as of November 1, 1996, and has been amended from time to time thereafter.

APPENDIX A

EXTENDED DEFERRAL OF EQUITY BASED COMPENSATION INCLUDING

RESTRICTED STOCK UNITS

Effective November 22, 2006, the following provisions apply to a Participant’s ability to defer distribution of Equity-Based Compensation:

A.1 Definitions The following definitions apply to this Appendix A. Any defined term not defined in this Section A.1 will have the same meaning provided under Article I of the Plan.

(a)	“Deferred Equity-Based Compensation Account” means the bookkeeping account established as a sub-account of the Deferred Stock Account on behalf of a Participant who makes an Equity-Based Compensation Deferral Election pursuant to Section A.2.

(b)	“Equity-Based Compensation Plan” means the Becton, Dickinson and Company 2004 Employee and Director Equity-Based Compensation Plan.

(c)	“Equity-Based Compensation Deferral Election” means the election by a Participant under Section A.2 to defer all or a portion of the Participant’s Equity-Based Compensation.

(d)	“Equity-Based Compensation” means Restricted Stock Units and other stock-based awards granted under the Equity-Based Compensation Plan, and does not include any such awards that qualify as vested stock, restricted stock, stock option awards, or stock appreciation rights.

A.2 Equity-Based Compensation Deferral Election

(a)

Each Participant may make an Equity-Based Compensation Deferral Election to defer the initial starting date the Equity-Based Compensation is otherwise distributable to the Participant or change an existing Equity-Based Compensation Deferral Election. An Equity-Based Compensation Deferral Election with respect to awards made in a particular calendar year under this Plan must be made during the time period specified by the Committee, but in no event later than the December 31 immediately preceding that calendar year. Any Equity-Based Compensation Deferral Election that changes the time of distribution of a Participant’s Equity-Based Compensation may not delay receipt of such distribution for more than 10 (ten) years beyond Separation from Service on the Board. Notwithstanding the foregoing, and in accordance with Code Section 409A and any guidance issued thereunder: (I) a Participant may make an Equity-Based

Compensation Deferral Election that changes the time and manner of payment of Equity-Based Compensation subject to Code Section 409A and deferred on or before December 31, 2006 at any time on or before December 31, 2006, provided that the election (1) is for Equity-Based Compensation not otherwise distributable in 2006, and (2) does not cause an amount to be distributed to a Participant in 2006; (II) a Participant may make an Equity-Based Compensation Deferral Election that changes the time and manner of payment of Equity-Based Compensation subject to Code Section 409A and deferred on or before December 31, 2007 at any time on or before December 31, 2007, provided that if any such election is made during the calendar year ending on December 31, 2007, the election (1) is for Equity-Based Compensation not otherwise distributable in 2007, and (2) does not cause an amount to be distributed to a Participant in 2007; and (III) a Participant may make an Equity-Based Compensation Deferral Election that changes the time and manner of payment of Equity-Based Compensation subject to Code Section 409A and deferred on or before December 31, 2008 at any time on or before December 31, 2008, provided that if any such election is made during the calendar year ending on December 31, 2008, the election (1) is for Equity-Based Compensation not otherwise distributable in 2008, and (2) does not cause an amount to be distributed to a Participant in 2008. A Participant may make an Equity-Based Compensation Deferral Election for any percentage of the Participant’s Equity-Based Compensation that is a multiple of 10%. Once made, an Equity-Based Compensation Deferral Election cannot be changed or revoked except as provided herein.

(b)	The Committee shall provide the Participant with the appropriate election forms with which a Participant may make an Equity-Based Compensation Deferral Election. All Equity-Based Compensation Deferral Elections (including any modifications of prior Equity-Based Compensation Deferral Elections otherwise permitted under the Plan) may be made in accordance with written, electronic or telephonic procedures prescribed by the Committee.

(c)	Equity-Based Compensation that is deferred pursuant to an Equity-Based Compensation Deferral Election will be transferred to the Deferred Equity-Based Compensation Account, and credited with dividend equivalent rights as follows: each time the Company declares a dividend on its Common Stock, each Participant’s Deferred Equity-Based Compensation Account will be credited with a Dividend Reinvestment Return equal to that number of shares of Common Stock determined by dividing (i) the amount that would have been paid (or the fair market value thereof, if the dividend is not paid in cash) to the Participant on the total number of shares of Common Stock credited to the Participant’s Deferred Equity-Based Compensation Account had that number of shares of Common Stock been held by such Participant by (ii) the price for shares of Common Stock, as determined by the Committee, as of the day such deferred amounts are credited to the Participant’s Deferred Stock Account.

A.3 Diversification of Equity-Based Compensation Upon Termination of Service

(a)	On and after the date the Participant Separates from Service on the Board, and before the occurrence of the event specified in the terms of the Participant’s Equity-Based Compensation Deferral Election form, amounts in the Participant’s Deferred Equity-Based Compensation Account shall, except as otherwise provided in the Plan or to the extent the Company is otherwise, in the reasonable judgment of the Committee, precluded from doing so, be transferred to the Participant’s Deferred Stock Account and administered in accordance with the Plan provisions governing the Deferred Stock Account.

A.4 Distributions of Equity-Based Compensation

(a)	Upon the occurrence of an event specified in the terms of the Participant’s Equity-Based Compensation Deferral Election form, the Equity-Based Compensation in a Participant’s Deferred Stock Account shall be paid in accordance with the Plan provisions governing the distribution of the Deferred Stock Account, in each case to the Participant or his or her beneficiary, as applicable; and the Equity-Based Compensation in a Participant’s Deferred Cash Account, if any, shall be paid in the same manner as provided in Section 3.8(a) for the Deferred Cash Account, in each case to the Participant or his or her beneficiary, as applicable.

(b)	Deferred amounts shall be distributed (or begin to be distributed) as soon as practicable following the occurrence of the event making distribution necessary, or, if later, by the fifteenth day of the third calendar month following the date such event occurs, as determined solely by the Committee.

A.5 Additional Rules

(a)	In addition to the provisions of this Appendix A, deferrals of Equity-Based Compensation shall be governed by the rules under the Plan governing amounts in excess of Grandfathered Deferrals.